As filed with the Securities and Exchange Commission on August 23, 2000.

                                                    	Registration No. 333-_____
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER
                           THE SECURITIES ACT OF 1933

                               INNOVO GROUP INC.
             (Exact name of registrant as specified in its charter)

Delaware 				                            5199 				                   11-2928178
(State of other jurisdiction 			   (Primary Standard Industrial 	 (IRS Employer
of incorporation or organization) 		Classification Code Number) 	Identification
                                                                      Number)

                            1808 North Cherry Street
                           Knoxville, Tennessee 37919
                               (865) 546-1110
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Samuel J. Furrow, Jr.
                                INNOVO GROUP INC.
                            1808 North Cherry Street
                           Knoxville, Tennessee 37917
                                (865) 546-1110
      (Address, including zip code, and telephone number, including area code, of agent for service)

                                  With copies to:
                      				    Gilbert H. Davis, Esq.
                     		    Sims Moss Kline & Davis LLP
                    		   Suite 310, 1000 Abernathy Road
                       		 	  Atlanta, Georgia 30328
                             				(770) 481-7200

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            Calculation of Registration Fee

Title of each class   Amount to    Proposed Maximum  Proposed Maximum   Amount
of securities to be      be         Offering Price   Aggregare Offering   Of
   Registered         Registered      Per Share            Price    Registration
                                                                         Fee
Common Stock(1)		     3,844,992     $1.1797 (2)    		 $ 4,535,937 (2)    $1,197

(1) Includes: 3,742,952 shares issued to certain accredited investors and 102,040 shares issuable upon the exercise of warrants to purchase common stock issued to an accredited investor.

(2) Pursuant to Rule 457(c), the registration fee for the above shares is calculated based upon the average of the high and low prices of the common stock as reported on the Nasdaq SmallCap Market on August 17, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS


                           INNOVO GROUP INC.

                             Common Stock

               3,844,922 Shares Offered by Selling Stockholders


The shares of common stock offered by this prospectus are being sold by the stockholders listed on pages 8 and 9 of this prospectus. The company will not receive any proceeds from the sale of these shares.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol INNOC.

The shares will be sold by the respective selling stockholders in one or more sales through the Nasdaq SmallCap Market, any other market on which our common stock is traded at the time of the sale, or in individually negotiated transactions.

On August 18, 2000, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.25. You should obtain a current market price quotation before you buy any of the offered shares.

Our principal executive offices are located at 1808 North Cherry Street, Knoxville, Tennessee 37917. Our telephone number is (865) 546-1110.

            --------------------------------------------------

The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 2 of this prospectus.

           --------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          --------------------------------------------------


                           August 23, 2000


                                 TABLE OF CONTENTS

                                                              	Page

Risk Factors                                                     2
Forward-Looking Statements                                       7
Use of Proceeds                                                  7
Dividend Policy                                                  8
Selling Stockholders                                             8
Plan of Distribution                                             9
Description of Securities                                       10
Where You Can Find More Information                             12
Experts                                                         13
Cautionary Statements                                           13


                                   RISK FACTORS

This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this prospectus, before deciding to invest in shares of our common stock.

                    Risks Associated with Our Past Financial Results

We Could Be Required to Cut Back or Stop Operations If We Are Unable to Raise or Obtain Needed Funding

Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

Our cash requirements to run our business have been and will continue to be significant. Since 1997, our negative operating cash flow and losses from continuing operations have been as follows:

                              Negative Cash Flow
                              from Operating		           Losses from
                              Activities of			           Continuing
Fiscal year ended:		          Continuing Operations	     Operations

November 30, 1999 		          $2,124,000			              $1,340,000

November 30, 1998 		           1,238,000			               2,267,000

November 30, 1997 		           1,339,000			               1,729,000



As of May 31, 2000 we had an accumulated deficit of approximately $29 million. The company has continued to generate losses through the first half of fiscal 2000. Although we have undertaken numerous measures to increase sales and operate more efficiently, the company may experience further losses and negative cash flows. We can give you no assurance that the company will in fact operate profitably in the future.

                      Risks Associated with Our Business

We Must Expand Sales of Our Existing Products and Successfully Introduce New Products to Increase Revenues and Attain Profitability

Our success will depend on our ability to expand sales of our current products to new and existing customers, as well as the development or acquisition of new product designs and the acquisition of new licenses. We have little control over the demand for our existing products, and we cannot assure you that the new products we introduce will achieve acceptance. Failure to expand our sales of existing products and new products would significantly and negatively affect our ability to achieve profitability.

The Loss of One Major Customer Would Substantially Reduce Revenues and the Potential for Profitable Operations

For fiscal 1999, two customers accounted for sales in excess of 54.1% of net sales: Wal-Mart, which accounted for 26.9% of net sales, and National Car Rental, which accounted for 27.2% of net sales as the result of a single promotional campaign order. The loss of Wal-Mart as an ongoing customer would have a material adverse effect on the Company.

We Are Dependent on Certain Contractual Relationships to Generate Our Revenues

Our sales are dependent to some degree upon the contractual relationships we establish with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well known logos, marks and characters such as league and team logos and marks licensed by Major League Baseball, the National Football League,and major colleges and universities. Although we believe we will continue to meet all of our material obligations under such license agreements, there can be no assurance that such licensing rights will
continue or will be available for renewal on favorable terms.   Failure to
obtain new licenses or extensions on current licenses or to sell such products, for any reason, could have a significant negative impact on our business.

We Are Dependent on New Supply Arrangements to Generate a Portion of Our
Revenues

During March 2000, the Company signed a binding letter of intent with Slauson Limited Partnership, Azteca Production International, Inc and Apparel Distribution Services, LLC (collectively the "Investor Group"). Under the terms of the agreement, the Investor Group would purchase equity securities of Innovo Group as well as provide certain distribution and manufacturing services to Innovo Group. During the third quarter of 2000, the letter of intent was amended to a non-binding agreement and replaced the Investor Group with Commerce Investment Group, LLC and affiliated entities ("Commerce").

Under the terms of the amended letter of intent, Commerce will invest in the company in two phases. In phase one, Commerce purchased $1,500,000 worth of shares of the Company's Common Stock for $1.10 per share. Upon shareholder holder approval and the commencement of phase two, Commerce will purchase an additional 1.5 million shares of Company Common Stock as well as three-year term warrants to purchase 3.3 million shares of stock at $2.10 for an additional $1.5 million in cash. The Company will use those investment proceeds to purchase goods and services from Commerce affiliates. The transactions proposed under the amended letter of intent are subject to the Company's continued listing on the Nasdaq SmallCap Market.

The Seasonal Nature of Our Business Makes Management More Difficult, Severely Reduces Cash Flow and Liquidity During Parts of the Year and Could Force Us to Curtail Operations

Our business is seasonal. The majority of our marketing and sales activities take place from late fall to early spring. Our greatest volume of shipments and sales occur from late spring through the summer, which coincides with our second and third fiscal quarters. Our cash flow is strongest in the third and fourth fiscal quarters. Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year. We are likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available. We cannot assure you that the effects of such seasonality will diminish in the future.

We Have a Large Number of Competitors With Substantially Greater Financial, Technical and Other Resources than We Do

The industry in which the company operates is fragmented and highly competitive. The company competes against a large number of manufacturers, importers, and other companies that distribute products similar to the products of the
company's wholly owned subsidiary, Innovo, Inc.  ("Innovo").   Although the
manufacture and sale of products bearing sports logos requires a license, our licenses are non-exclusive and we do not have any control over the granting of additional licenses by the licensing entities. Some of our competitors possess substantially greater financial, technical and other resources than we do, including the ability to implement more extensive marketing campaigns.
We do not hold a dominant competitive position in any market, and our ability to sell our products is dependent upon the anticipated popularity of our designs, the logos or characters our products bear, the price and quality of our products and our ability to meet our customers' delivery schedules.

                    Risks Associated with Our Securities

We Do Not Anticipate Paying Any Dividends on the Common Stock

The company has not paid any dividends nor do we anticipate paying any dividends on the common stock in the foreseeable future. Our operating subsidiaries are currently restricted as to the payment of dividends to us. It is also our present policy to retain earnings, if any, for the use in the development and expansion of the company's business.

We Have a Substantial Number of Authorized Preferred and Common Shares Available For Future Issuances that Could Cause Dilution of Stockholder Interests

The company has a total of 15,000,000 authorized shares of common stock and 5,000,000 authorized shares of "blank check" preferred stock, and currently proposes to authorize 25,000,000 additional shares of common stock. We expect to seek financing which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital stock would result in a reduction of your percentage interest in our company. Furthermore, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

Our board of directors has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock. The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

We Are Controlled by Our Management and Other Related Parties

Our executive officers, directors and their affiliates as of August 13, 2000 beneficially owned or had voting control over approximately 39% of the issued and outstanding common stock. Because of their stock ownership and/or positions with the company, these persons have been and will continue to be in a position to greatly influence the election of directors and thus control the affairs of the company. Additionally, the company's by-laws limit the ability of stockholders to call a meeting of the stockholders. These by-law provisions could have the effect of discouraging a takeover of the company, and therefore may adversely affect the market price and liquidity of the company's securities. The company is also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control of the company. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of the company's securities.

Expected Change in Control

Members of the company's current management who own 39% of the outstanding common stock, have agreed to vote 2.4 million shares in favor of the pending share and warrant issuance to Commerce. Commerce is also entitled to designate one person to be a member of the company's Board of Directors and upon shareholder approval of the second phase of the Commerce transaction two more persons to the Board of Directors.

Our Stock Price Is Extremely Volatile and May Decrease Rapidly

The trading price and volume of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by us or our competitors, and general conditions in our industries. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.

Including the 3,844,992 shares subject to this prospectus, there are a total of approximately 5,412,492 shares that may be sold in the Nasdaq SmallCap Market by selling stockholders pursuant to registration statements filed by the company. The company also expects to file an additional registration statement with respect to 6,300,000 shares upon stockholder approval of the issuance of additional shares and warrants to Commerce, members of Commerce's management and their affiliates. Sales of those shares could also adversely affect our stock price.

If We Cannot Meet the Nasdaq SmallCap Market Maintenance Requirements and Nasdaq Rules, Nasdaq May Delist the Common Stock Which Could Negatively Affect the Price of the Common Stock and Your Ability to Sell the Common Stock

In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we are unable to satisfy the Nasdaq criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. "electronic bulletin board." As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

On March 15, 2000, Nasdaq notified the company that it was not in compliance with the minimum net tangible assets requirements of $2 million. While the Company continued to fall short of the required net tangible level as of the end of May 2000, the Company was granted a temporary exception from this standard subject to Innovo meeting certain conditions. The conditions required the Company to obtain a minimum net tangible asset level of $4 million prior to August 11, 2000, which was accomplished, and a minimum net tangible asset level of $5 million on or before October 31, 2000. The company believes that the sale of common stock pursuant to agreements with Commerce will increase the company's net tangible assets to the required levels. However, there can be no assurance that the company will continue to meet Nasdaq listing requirements in the future if we experience substantial losses. In the future if we experience substantial losses our stock could be delisted.

If Nasdaq Delists Our Common Stock You Would Need to Comply with the Penny Stock Regulations Which Could Make it More Difficult to Sell Your Common Stock

In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

                      FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

                         USE OF PROCEEDS

The company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                          DIVIDEND POLICY

The company has never declared or paid a dividend on its common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

                          SELLING STOCKHOLDERS

The following table sets forth (i) the amount and percentage of shares of common stock beneficially owned by each selling stockholder prior to this offering,
(ii) the number of such shares being offered by each selling stockholder to the public from time to time pursuant hereto, and (iii) the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders upon completion of this offering (assuming the sale by the selling stockholders of all the shares of common stock offered by means of this prospectus).


                               Shares Beneficially   		  Shares		      Shares Beneficially Owned
                           Owned Prior to the Offering	  Offered		        After the Offering
Name										                                                         Number 		         %
Barry L. Bradley				                 135,260		           100,000	      35,260	           *
Harry Call				                       100,000		           100,000	           0	           -
Bill Cobble				                      100,000 		          100,000	           0	           -
Samuel J. (Sam) Furrow(1)			       2,764,744 		        1,332,819	   1,413,925 	       14.1%
Delaware Charter G&T Co.
 TTEE FBO John G. Looney
 Rollover IRA(2)			                  133,500		            40,000	      93,500 	          *
Fred R. Langley				                  205,000		           100,000	     105,000	         1.0%
Robert S. Talbott(3)			               50,000		            50,000	           0	           -
Eduardo Verruno				                  204,080(4)		        204,080(4)	        0 	          -
Commerce Investment Group, LLC(5) 	  363,637 		          363,637   	        0 	        3.6%
SHD Investments, LLC(6)              500,000             500,000            0          4.9%
Griffin James Aron Guez
  Irrevocable Trust dated
  Sept. 13, 1996(7)                  250,000             250,000            0          2.4%
Stephan Avner Felix Guez
  Irrevocable Trust dated
  Sept, 13, 1996(7)                  250,000             250,000            0          2.4%
Samuel J. Furrow, Jr.(8)			          700,057 		          454,456	     245,601	         2.4%
                                   ---------           ---------    ---------
                                   5,738,278           3,844,992    1,893,286
* Less than 1% of outstanding shares.

(1)	Sam Furrow has been a director and Chairman since April 1998 and Chief
    Executive Officer since October 1998.

(2)	Dr. Looney has been a director since August 1999.

(3)	Mr. Talbott was a director from August 1998 through August 1999.

(4)	Includes 102,040 shares subject to currently exercisable warrants with an exercise price of $1.75 per share.

(5)	Commerce Investment Group, LLC is an entity controlled by Mr. Hubert Guez.
    Pursuant to agreements entered into with the company by Commerce and affiliates when Commerce invested in the company. Mr. Guez may become a member of the Company's Board of Directors.

(6) SHD Investments, LLC is controlled by Mr. Guez's brother, Paul Guez.

(7) Griffin and Stephan Guez are the sons of Hubert Guez. Mr. Guez's mother serves as trustee of the trusts.

(8)	Mr. Jay Furrow, Sam Furrow's son, has been Chief Operating Officer since
    April 2000, and is currently the Secretary of the Corporation and is in-house counsel. He formerly was Vice President and Vice President of Coporate Development of the Corporation.

                          PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

  on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

  in the over-the-counter market;

  in transactions other than on such exchanges or in the over-the-counter market;

  in connection with short sales; or

  in a combination of any of the above transactions.

The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

  the name of any of the broker-dealers;

  the number of shares involved;

  the price at which the shares are to be sold;

  the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

  that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

  other facts material to the transaction.

Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

                         DESCRIPTION OF SECURITIES

Common Stock

Pursuant to the company's Amended and Restated Certificate of Incorporation, the company is authorized to issue 15 million shares of common stock, $.10 par value per share. As of the date hereof, the company had outstanding 10,042,075 validly issued, fully paid and nonassessable shares of common stock.

Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock the board of directors of the company may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of the company.

The board of directors may issue the additional shares of common stock, up to the authorization of 15 million shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

The company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

Common Stock Purchase Warrants

In August 1996, as part of a private placement of units comprised of shares of its common stock and common stock purchase warrants, the company issued 77,575 Class H common stock purchase warrants exercisable for five years at a price of $5.20 per share. The Class H common stock purchase warrants expire August 2001. The exercise prices and number of shares subject to the foregoing warrants are subject to adjustment based on anti-dilution provisions that are triggered upon a stock dividend, stock split, reverse stock split, reorganization, reclassification, consolidation, merger or sale of all or substantially all of the company's assets.

Registration Rights

The holders of the warrants with respect to a total of 84,983 shares exercisable at prices of $1.80 or $5.20 per share issued by the company in private placements are entitled to certain demand and piggyback registration rights with respect to such shares of common stock. An additional 1.5 million shares and
3.3 million warrant shares will also be subject to registration rights once purchased by Commerce. These registration rights provide, generally, that upon the request the company shall, as soon as is practicable, file a registration statement covering the number of shares as to which the holders have requested registration. Additionally, the holders of those shares of common stock are entitled to the "piggyback" registration of such shares of common stock if the company proposed to register any of its securities under the Securities Act.
The registration rights with respect to all such shares have been or are expected to be exercised and become subject to effective registration statements. See "Selling Stockholders."

Certain Provisions Relating to Share Acquisitions

Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. The company has made no such election and is therefore governed by Section 203. Such anti-takeover provision may have an adverse effect on the market for the company's securities.

Indemnification and Limitation of Liability

The company's Amended and Restated Certificate of Incorporation provides that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, the company's directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities for environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the company as to which indemnification is being sought, nor is the company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer and Warrant Agent

The transfer agent for the company's common stock is ComputerShare Investor Services, Lakewood, Colorado.



                   WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Our annual report on Form 10-K for the fiscal year ended November 30,1999;

2.	Our quarterly report on Form 10-Q for the three months ended
   February 29, 2000;

3.	Our quarterly report on Form 10-Q for the three and six months ended
   May 31, 2000; and

4.	Our Current Report on Form 8-K dated August 11, 2000 and all amendments thereto.

You may request a copy of these filings, at no cost, by writing to or calling Donna Drewrey, Innovo Group Inc., 1808 North Cherry Street, Knoxville, Tennessee, 37917, telephone 865-546-1110.

                             EXPERTS

Our consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                         CAUTIONARY STATEMENTS

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

SEC registration fee				              $  1,197
Nasdaq fee					                          7,500
Accounting fees and expenses		          10,000
Legal fees and expenses			               5,000
Printing and engraving expenses		          500
Blue Sky fees and expenses			                -
Transfer Agent and Registrar fee	            -
Miscellaneous expenses			                  500
                                      --------
                                      $ 24,697
                                      --------
                                      --------

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the company's Amended and Restated Certificate of Incorporation requires that the company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the company to the fullest extent allowed by Delaware law.

The company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section
102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except
(i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.	Exhibits

    The following exhibits are filed as part of the Registration Statement:

                             Exhibit Index
Exhibit
Number		       Description						                              Reference
                                                              No.
3.1			        Form of Amended and Restated Certificate
              of Incorporation of Registrant.			              Filed Herewith

3.2			        Amended and Restated Bylaws of Registrant.	     Filed Herewith

5.1			        Opinion of Sims Moss Kline & Davis, LLP.			     Filed Herewith

21			         Subsidiaries of the Registrant*			              21 (1)

23.1			       Consent of BDO Seidman, LLP			                  Filed Herewith

24			         Power of Attorney (see Signature Page)		        Filed Herewith


__________________________

*Certain of the exhibits to this Report, indicated by an asterisk, are incorporated by reference to other documents on file with the Securities and Exchange Commission with which they were physically filed, to be part hereof as of their respective dates. Documents to which reference is made are as follows:

(1) Exhibit to Current Report on Form 8-K of Innovo Group Inc. (file 0-18926) dated April 12, 1996 filed April 29, 1996.


Item 17.	Undertakings.

(a)	  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	  Insofar as indemnification for liabilities arising under the Securities
      Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assured by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

(d)	  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Knoxville, Tennessee on August 23, 2000.

                                           INNOVO GROUP INC.


                                           By:/s/ Samuel J. Furrow Sr.
                                              ------------------------
                                              Samuel J. Furrow, Sr.
                                              Chairman & CEO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel J. Furrow, Jr.and Samuel J. Furrow, Sr., and each of them, his true and lawful attorney-in-fact, as agent with full power of substitute and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature					                  Title					                     Date

/s/ Samuel J. Furrow            Chairman of the Board, CEO,    August 23, 2000
--------------------            Director and Principal
Samuel J. Furrow			             Executive Officer

/s/ Patricia Anderson-Lasko     President and Director			      August 23, 2000
---------------------------
Patricia Anderson-Lasko


/s/ Samuel J. Furrow, Jr.       Vice President, Secretary     	August 23, 2000
-------------------------       Chief Operating Officer and
Samuel J. Furrow, Jr.			        Principal Financial Officer


/s/ Dan Page                   	Director				                   August 23, 2000
------------
Dan Page


/s/ Marc Crossman               Director				                   August 23, 2000
-----------------
Marc B. Crossman


/s/ John G. Looney             	Director                   				August 23, 2000
------------------
John G. Looney






Exhibit 3.1


        Form of Amended and Restated Certificate of Incorporation


                       AMENDED AND RESTATED
                   CERTIFICATE OF INCORPORATION
                               OF
                          INNOVO GROUP INC.


It is hereby certified that  :

1.	(a)	The present name of the corporation is Innovo Group Inc. (the
       "Corporation").

   (b)	The name under which the Corporation was originally incorporated is
       Elorac Corporation and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 18, 1987.

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereto and by substituting in lieu thereof a new Article Fourth, which is set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

3.	The provisions of the Certificate of Incorporation of the Corporation as
   heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Innovo Group Inc. without any further amendment other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as previously amended and supplemented and the provisions of the said single instrument hereinafter set forth.

4.	The amendments and the restatement of the Certificate of Incorporation herein certified have been duly adopted in writing by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of
   the State of Delaware.

5.	The Certificate of Incorporation of the Corporation, as amended and restated
   herein, shall read as follows:

FIRST:	The name of the corporation is INNOVO GROUP INC. (the "Corporation").

SECOND:	The address, including street, number, city and county, of the registered agent of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	(a)	The total number of shares of capital stock that the Corporation shall be authorized to issue is 20,000,000 divided into two classes as follows:
(i) fifteen million (15,000,000) shares of common stock having a par value of $.10 per share ("Common Stock"), and (ii) five million (5,000,000) shares of serial preferred stock in series having a par value of $.10 per share (the "Preferred Stock").

(b)	The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock. Whenever there shall have been paid, or declared and set aside for the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

(c)	The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

FIFTH:	The Corporation is to have perpetual existence.



SIXTH:	Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:	For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(a)	The management of the business and the conduct of the affairs of the
    Corporation shall be vested in its Board of Directors. The number of directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

(b)	The power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation, provided, however, that the Board of Directors may not amend the Bylaws to take any action that is reserved exclusively by the Shareholders pursuant to the Delaware General Corporation Law.

(c)	Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease (but not below the number of shares thereof outstanding) in the number of authorized shares of said class.

EIGHTH:	The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH:	(a)	The Corporation shall, in the manner and to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the
same may be amended and supplemented, indemnify any officer or director (or the estate of any such person) who was or is a party to, or is threatened, to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee").  To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.  Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the Board of Directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 145 of the Delaware General Corporation Law; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the Delaware General Corporation Law.

(b)	The right to indemnification conferred in Section (a) of this Article NINTH shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that if the Delaware General Corporation Law requires, any advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Sections (a)
and (b) of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

(c)	 The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any indemnitee may have or hereafter acquire under any statute, the Corporation's
Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee's official capacity and as to action in another capacity while holding such office.

(d)	The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)	The Corporation may, to the extent authorized from time to time by the
Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

TENTH:	No amendment to or repeal of Article EIGHTH or NINTH of this Amended and
Restated Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article EIGHTH or NINTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ELEVENTH:	From time to time any of the provisions of this Certificate of
Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by its President and attested by its Secretary, this 12th day of May, 1999.


INNOVO GROUP INC.


By: /s/ Patricia Anderson-Lasko
    --------------------------
    Patricia Anderson-Lasko, President


ATTEST:


 /s/ Samuel J. Furrow, Jr.
--------------------------
Samuel J. Furrow, Jr., Secretary









Exhibit 3.2


                            AMENDED AND RESTATED
                                  BYLAWS
                                    OF
                              INNOVO GROUP INC.


                                ARTICLE 1

                              Identification

Section. 1.01.	Name.   The name or this Corporation is Innovo Group Inc.
The Corporation may conduct operations under such other names as the Board of Directors may designate.

Section 1.02.	Seal.   The Corporation shall by authorized, but not required, to
use a corporate seal which, if used, shall contain the name of the Corporation and shall be in such form as is approved from time to time by the Board. The corporate seal, if any, shall by affixed by the Secretary upon such instruments or documents as may by deemed necessary. The presence or absence of such seal on any instrument shall not, however, affect its charter or validity or legal effect in any respect.

Section 1.03.	Offices.   The address of the principal office of the Corporation
shall be 27 North Main Street, Springfield, Tennessee 37172. The Corporation may also have offices at such other places as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.04.	Fiscal Year.   The fiscal year of the Corporation shall by
established by the Board of Directors from time to time.

                                ARTICLE 2

                               Capital Stock

Section 2.01.	Consideration for Shares.   Except as otherwise permitted by law,
Common Stock of the Corporation may by issued for such consideration as shall be fixed from time to time by the Board of Directors. Shares purchased by the Corporation may be reissued by a corporation for such consideration as may by fixed from time to time by the Board of Directors.

Section 2.02. Payment for Shares.   The consideration for the issuance of shares
may be paid, in whole or in part, in money, in other property, tangible or intangible, or in other benefit to the Corporation, including promissory notes, labor or services already performed, contracts for services to be performed or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors shall determine that the consideration is adequate. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares shall by conclusive.
When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall by deemed to by fully paid and nonassessable. The Corporation may place in escrow shares issued for a contract for future services or benefits or a promissory note, or make other arrangements to restrict transfer of the shares, and make credit distributions in respect of the shares against their purchase price until the services are performed, the note is paid or the benefits received. Such escrow provisions may provide that if the services are not performed, the note is not paid, or the benefits are not received, the shares escrowed or restricted and the distributions credited may by cancelled in whole or in part.

Section 2.03.	Certificates Representing Shares.   The certificates of stock of
the Corporation shall by in such form as is approved by the Board and shall by numbered consecutively and entered in the books of the Corporation in the order issued. The Board of Directors may authorize the issuance of some or all of the shares without Certificates. Such authorization shall not effect shares already represented by certificates. Each holder of the capital stock of the Corporation shall be entitled to a certificate setting forth the holder's name and number or shares and signed by the Chairman of the Board or the President or a Vice President and the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer certifying the number of shares owned by him in the Corporation. Where any such Certificate is signed by a transfer agent, the signature of either or both of such officers may be facsimile, engraved or printed. Each certificate shall have noted thereon any restriction on voting or transferability or any preference or call provision. The Board may, but shall not by obligated to, authorize the issuance of certificates for fractions of a share which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions in proportion to the fractional holdings.

Section 2.04.	Lost or Destroyed Certificates.   Upon notification by the holder
of any certificate representing shares of the Corporation of the loss or destruction of one or more Certificates representing the same, the Corporation may issue new Certificates in place of any certificates previously issued by it, and alleged to have been lost or destroyed. Upon production of evidence of loss or destruction, in such form as the Board in its sole discretion may require, the Board may require the owner of the lost or destroyed certificates to provide the Corporation with a bond in such sum as the Board may direct, and with such surety as may by satisfactory to the Board, to indemnify the Corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificates. A new certificate may by issued without requiring any such evidence or bond when, in the judgment of the Board, it is proper to do so.

Section 2.05.	Transfers of Shares.   Transfers of shares of the Corporation may
be made on the records of the Corporation solely by the older of such records, in person or by a duly authorized attorney, upon surrender for cancellation of the certificates representing such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed and with such proof of the authenticity of the signature, the authority to transfer and the payment of transfer taxes as the Corporation or its agents may require. The Corporation shall by entitled to treat the holder of record of any shares as the absolute owner thereof for all purposes and shall not by bound to recognize any legal, equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.


                                  ARTICLE 3

                           Meetings of Shareholders

Section 3.01.	Place of Meetings.   Meetings of the shareholders of the
Corporation shall be held at the principal office of the Corporation or at such other place as shall by determined by the Board of Directors.

Section 3.02.	Annual Meeting.   The annual meeting of the shareholders Shall be
held at the principal office of the Corporation or at such other place as the Board of Directors may designate at the time fixed by the Board of Directors.
At the annual meeting the shareholders shall elect a Board of Directors and transact such other business as may properly come before the meeting. Failure to hold the annual meeting shall not affect the validity of any corporate action. As permitted by the Certificate of Incorporation and Section 3.09 of these Bylaws, the shareholders may take action by consent in lieu of the annual meeting.

Section 3.03.	Special Meetings.   Special meetings of the shareholders shall be
held on call of the President of the Corporation, by the Board of Directors or the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to the Secretary one or more written demand(s) for the meeting. Any written demand for a meeting shall state the purpose(s) of the proposed meeting and only business within such purpose(s) described in the notice may be conducted at such meeting.

Section 3.04.	Notice of Meetings - Waiver.   Written notice stating the place,
days and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten
(10) days, nor more than sixty (60 days before the date of the meeting, either personally or by mail to each shareholder entitled to vote at such meeting. A shareholder's attendance at a meeting waives objection to lack of notice or defective notice unless at the beginning of the meeting (or promptly upon his arrival) the shareholder objects to holding the meeting or transacting business at the meeting. A shareholder's attendance at a meeting also waives objection to consideration of a particular matter which is not within the purpose(s) described in the notice unless the shareholder objects when the matter is presented.

Section 3.05.	Quorum.   A majority of the shares entitled to vote, represented
in person or by proxy, shall constitute a quorum at a meeting of shareholders. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of a number of shareholders so that less than a quorum remains. A meeting may be adjourned despite the absence of a quorum.

Section 3.06.	Proxies and Voting.   Unless otherwise provided in the Certificate
of Incorporation, each shareholder entitled to notice of and to vote at a meeting of shareholders shall be entitle to one vote for each share of capital stock of the Corporation standing in his name on the transfer books of the Corporation on the record date fixed for such meeting. A shareholder may vote either in person or by proxy executed in writing by the Shareholder A shareholder may appoint a proxy by signing an appointment form and delivering it to the Secretary or other officer of the Corporation who is authorized to tabulate votes. An appointment of a proxy is revocable unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. Such an appointment becomes revocable when the interest is extinguished. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 3.07.	Shareholder List.   After fixing a record date for a meeting, the
Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders' meeting. The shareholders' list shall be available for inspection by any shareholder, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held.

Section 3.08.	Record Date.   In determining the shareholders entitled to notice
of and to vote at any annual or special meeting of shareholders, the stock transfer books of the Corporation shall not be closed, but in lieu thereof the Board of Directors shall fix any date no less than ten nor more than 60 days before any such annual or special meeting as a record date and only the shareholder whose names appear on the stock transfer books at the close of business on that date shall be entitled to notice of and to vote at such meeting, notwithstanding the transfer of shares thereafter.

Section 3.09.	Consent of Shareholders in Lieu of Meeting.   Any action required
to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                ARTICLE 4

                         The Board of Directors

Section 4.01. Number and Qualifications. The business and affairs of the Corporation shall be managed by a Board of Directors, consisting of not less than three persons, unless all of the outstanding shares are owned of record by less than three shareholders, in which case the number of Directors shall not be less than the number of shareholders. The number of Directors is to be fixed by action of the Board of Directors. The range of size for the Board may be increased or decreased by the shareholders. Directors need not be shareholders of the Corporation.

Section 4.02.	Election and Term of Office.   At each annual meeting of the
shareholders, the shareholders shall by a plurality of the votes cast elect Directors to hold office until the next succeeding annual meeting. Each Director shall hold office for the term for which he is elected and until his successor shall be elected and qualified.

Section 4.03.	Duties and Powers.   The Board of Directors shall be responsible
for the control and management of the officers, property and interests of the Corporation, and may exercise all powers of the Corporation except those powers expressly conferred upon or reserved to the shareholders.

Section 4.04.	Resignation.   Any Director may resign at any time by giving
written notice to the Board, the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05.	Removal of Directors.   The shareholders may at any time remove
one or more Director(s) with or without cause by the holders of a majority of the shares then entitled to vote at an election of Directors. Any Director may be removed by a majority of the remaining Directors in office for cause. A Director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. A Director may be removed by the shareholders or Directors only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose or one of the purposes of the meeting is removal of Directors.

Section 4.06.	Vacancies.   Any vacancy occurring in the Board of Directors shall
be filled for the unexpired portion of the term by the affirmative vote of a majority of the Directors in office, although less than a quorum of the Board of Directors exists, at any regular or special meeting of the Board called for that purpose.

Section 4.07.	Place of Meeting.   Meetings of the Board of Directors, annual,
regular or special, may be held either within or without the State of Tennessee.

Section 4.08.	Annual and Regular Meetings.   The Board of Directors shall meet
each year for the purpose organization, election of officers and consideration of any other business that may properly be brought before the meeting. Regular meetings shall be held at such time and place as the Board of Directors may determine. No notice of any kind, to either old or new members of the Board of Directors for the annual meeting or any regular meeting shall be required.

Section 4.09.	Special Meetings.   Special meetings of the Board of Directors may
be held upon written or oral notice at any time prior to the day of the meeting, upon the call of a majority of the Directors, the Chairman of the Board or the President of the Corporation. Attendance in person at a special meeting without objection to the notice shall constitute a waiver of notice of the meeting unless a the beginning of the meeting (or promptly upon his arrival) the Director objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Notice of any meeting of the Board of Directors may be waived before or after the date and time stated in the notice if in writing, signed by the Director entitle to the notice, and filed with the minutes or corporate records. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of the meeting.

Section 4.l0.	Quorum and Voting.   At any meeting of the Board of Directors, a
majority of the total number of the whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those Directors present may adjourn the meeting to another place, date or time without further notice or waiver thereof.

Section 4.11.	Participation in Meetings by Conference Telephone.   Members of
the Board of Directors, or any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment in which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Section 4.12.	Conduct of Business.   At all meetings of the Board, each Director
shall have one vote. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided by law or by the Certificate of Incorporation. The action of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 4.13.	Consent of Directors in Lieu of Meeting.   Any action required or
permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken by the Board or the committee of the Board without a meeting if all members of the Board or the committee of the Board, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee of the Board of Directors.

Section 4.14.	Chairman of the Board.   At its annual organization meeting, the
Board of Directors may elect by vote of a majority of the entire Board a Chairman of the Board who, if elected, shall reside at all meetings of the Board. If the Chairman is absent, then the President shall preside, and if the Chairman and the President are absent, the Chairman of the meeting should be selected by the Directors present.

Section 4.15.	Compensation.   No compensation shall be paid to Directors as such
for their services, but by resolution of the Board, a fixed sum and expenses for actual attendance may by authorized for attendance at each regular or special meeting of the Board. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 4.16.	Conflict of Interest.   No contract or other transaction between
the Corporation and any other business shall by affected or invalidated, nor shall any Director by liable in any way by reason of the fact that a Director of the Corporation is interested in such other business, provided such fact is disclosed to the Board. Any Director may be a party to or may by interested in any contract or transaction of the Corporation individually, and no Director shall by liable in any way by reason of such interest, provided that the fact of such participation or interest be disclosed to the Board and provided that the Board shall authorize or ratify such contract or transaction by the vote (not counting the vote of any such Director) of a majority of a quorum, notwithstanding the presence of any such Director at the meeting at which such action is taken. Such Director may by counted in determining the presence of a quorum at such meeting. This Section shall not by construed to invalidate or in any way affect any contract or other transaction that would otherwise by valid under the law applicable thereto.

Section. 4.17.	Committees of the Board.   The Board, by resolution adopted by a
majority of the entire Board, may designate an Executive Committee, consisting of two or more Directors, and other committees consisting of two or more persons, who must be Directors if such committee has the power to exercise powers of the Board of Directors, and may delegate to such committee or committees all such authority of the Board that it deems desirable. Each such committee shall remain in existence at the pleasure of the Board. Participation of any one or more members of a committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, shall constitute a Director's presence in person at any such meeting. Any action authorized in writing by all of the member of a committee and filed with the minutes of the committee shall be the act of the committee with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the committee. The Board may designate one or more Directors as alternate members of any such committee who may replace any absent member or members at any meeting of any such committee. Each committee of the Board shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.18. Supermajority Requirements. (a) Except to the extent that any of the following provisions of this Section 4.18 are determined by Nasdaq to violate Nasdaq corporate governance rules: until November 1, 2000, the number of members of the Board of Directors shall be set at between three and seven, with the exact number to be designated by the Board of Directors, and the actions specified in subsection 4.18(b) hereof shall require the unanimous approval of all of the members of the Board of Directors; and from November 2, 2000 until November 1, 2003, the number of members of the Board of Directors shall be set at between three and twelve, with the exact number to be designated by the Board of Directors, and the actions specified in subsection 4.18(b) hereof shall require the approval of a number of directors equal to the number of members of the Board of Directors at the time the action is being considered, minus two.

  (b)	Neither the Company nor any of its subsidiaries shall, without the approval of the Board of Directors as specified in subsection 4.18(a) above, do or commit to do any of the following:

(1)	other than the sale of the Corporation's NASCO Products International, Inc.
    subsidiary, sell all or substantially all of the assets of the Corporation, merge or consolidate the Corporation or otherwise effect the transfer of ownership of the Corporation (other than (i) where the holders of voting securities of the Corporation immediately prior to such merger or consolidation beneficially own, directly or indirectly, a majority of the combined voting power of the surviving entity resulting from such merger or consolidation, or (ii)  a sale of all or substantially all of the assets of the Corporation, merger or consolidation of the Corporation or other transfer of ownership of the Corporation) or effect any dissolution, liquidation or winding up of the Corporation;

(2)	incur any indebtedness for borrowed money in excess of  $500,000, or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any subsidiary, other than ordinary course trade payables, accounts receivable factoring and financings of budgeted capital expenditures reflected in annual budgets approved by the Board of Directors;

(3)	amend or modify (A) the Restated Certificate of Incorporation of the
    Corporation or any of its subsidiaries or (B) documentation relating to indebtedness for borrowed money of the Corporation or any subsidiary, other than indebtedness permitted under 4.18.(b)(2) above;

(4)	enter into any transaction between or among the Corporation and/or any subsidiary, on the one hand, and any of their respective equity owners, directors, officers, employees or affiliates, on the other hand on terms less favorable to the Corporation than it could otherwise receive in an arms length transaction;

(5)	make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of any equity interest or the Corporation or any subsidiary;

(6)	voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(7)	make any investment in one or more entities; or

(8)	adopt any equity based or phantom incentive plan or program for the
    Corporation or any subsidiary;

(9)	prior to December 31, 2000, issue any form of Corporation equity except as agreed in writing on or before August 11, 2000 and, until December 31, 2002, issue any Corporation equity at or below market price. For purposes of this paragraph 9, "market price" shall be defined as the closing average price of the Common Stock for the 30 calendar days preceding the date of a proposed issuance; or

(10)	amend this Section 4.18.

                                ARTICLE 5

                               The Officers

Section 5.01.	Officers.   The officers of the Corporation shall consist of a
President and Secretary and, as deemed appropriate by the Board of Directors, a Chairman of the Board, a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, Assistant Secretaries, Treasurers, Assistant Treasurers and such other officers and assistant officers and agents as may by deemed necessary by the Board of Directors. Any two or more offices may by held by the same person, except the offices of President and Secretary. Officers need not be Directors or shareholders of the Corporation.

Section 5.02.	Election.   The officers of the Corporation shall by elected by
the Board at the annual meeting of the Board following the annual meeting of shareholders.

Section 5.03.	Term of Office.   Each officer shall hold office until the annual
meeting of the Board next succeeding his election, and until his successor shall have been elected and qualified, or until his death, resignation or removal.

Section 5.04.	Duties.   Unless otherwise provided by the Board, officers' of the
Corporation shall each have such powers and duties as generally pertain to their respective offices and such powers and duties as may be specifically provided by the Board.

Section 5.05.	Resignation and Removal.   An officer may resign at any time by
delivering written notice to the Board, the President or the Secretary of the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date, the Board of Directors may fill the pending vacancy before the effective date provided the successor does not take office until the effective date. The acceptance of an officer's resignation shall not be necessary to make it effective. The Board of Directors may remove any officer at any time with or without cause and any officer or assistant officer, if appointed by another officer, may likewise be removed by such officer.

Section 5.06.	Sureties and Bonds.   At the request of the Board, any officer,
employee or agent of the Corporation shall execute for the Corporation a bond in such sum and with such surety as the Board may direct, conditioned upon the faithful performance of his duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his hands.

                                 ARTICLE 6

                          Special Corporate Acts
                 Negotiable Instruments, Deeds and Contacts

All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Corporation; all deeds, mortgages and other written contracts and agreements to which the Corporation shall be a party; and all assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation, shall, unless otherwise directed by the Board of Directors, be signed by the President of this Corporation. The Board of Director's or the President may, however, designate other officers, Directors or employees of the Corporation to sign such instruments in the name of the Corporation and may authorize the use of facsimile signatures of any such persons. Any shares of stock issued by any other corporation and owned or controlled by the Corporation may by voted in such manner as the Board may authorize.

                                 ARTICLE 7

                              Indemnification

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may by amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed inclusive of any other rights to which those indemnified may by entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and Directors' liability insurance in order to insure against the liabilities for which such officers and Directors are indemnified pursuant to this Article 7.

                                ARTICLE 8

                               Amendments

 	These Bylaws may by altered, amended or repealed and new Bylaws adopted by the affirmative vote of the holders of a majority of the outstanding stock at any regular meeting of the shareholders or special meeting called for the purpose, or by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board; provided, however, that the Board of Directors may not amend the Bylaws to take any action that is reserved exclusively by the shareholders pursuant to the Delaware General Corporation
Law. Any amendment, modification, repeal or addition to these Bylaws adopted by the Board of Directors may be amended or repealed by the shareholders. The
Board is without authority to amend this Article 8.



Exhibit 5.1

                   OPINION OF SIMS MOSS KLINE & DAVIS, LLP


August 18, 2000


Innovo Group Inc.
1808 North Cherry Street
Knoxville, Tennessee 37919

Ladies/Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Innovo Group, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 3,421,084 shares of Common Stock (the "Shares") of the Company issued August 11, 2000 or to be issued upon exercise of outstanding Warrants (the "Warrants").

We are of the opinion that the Shares have been duly authorized and upon issuance pursuant to the terms of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


Respectfully submitted,

/s/Sims Moss Kline & Davis, LLP
-------------------------------
Sims Moss Kline & Davis, LLP



Exhibit 23.1


             Consent of Independent Certified Public Accountants



Innovo Group Inc.
Knoxville, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated January 13, 2000, (except for Note 13, as to which the date is March 8, 2000), relating to the consolidated financial statements and schedule of Innovo Group Inc. and subsidiaries appearing in the company's Annual Report on Form 10-K for the year ended November 30, 1999.

We also consent to the references to us under the caption "Experts" in the Prospectus.


 /s/ BDO Seidman, LLP
---------------------
BDO SEIDMAN, LLP



Atlanta, Georgia
August 22, 2000